CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Auditors” and “Independent Registered Public Accounting Firm” in the prospectus and to “Independent Registered Public Accounting Firm” in the Statement of Additional Information to the Registration Statement being filed under the Securities Act of 1933 and under the Investment Company Act of 1940 by Direct Lending Income Fund and to our report dated December 28, 2015 with respect to the financial statements as of September 30, 2015 and for the period from August 10, 2015 (inception) through September 30, 2015, included herein.

In addition, we consent to our report on Direct Lending Income Fund, LP dated December 28, 2015 with respect to the financial statements as December 31, 2014 and for the year then ended, included herein.

EisnerAmper LLP

/s/ EisnerAmper LLP

San Francisco, CA

December 31, 2015